United States
               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549

                             Form 15


CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR
SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934.


                Commission File Number 000-30255


                          PURE COUNTRY
 --------------------------------------------------------------
     (Exact name of registrant as specified in its charter)


                     8764 Carlitas Joy Court
                     Las Vegas, Nevada 89117
-----------------------------------------------------------------
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                 Common Stock, $0.001 par value
----------------------------------------------------------------
    (Title of each class of securities covered by this Form)

----------------------------------------------------------------
(Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)


Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)    [X]       Rule 12h-3(b)(1)(i)    [ ]
     Rule 12g-4(a)(1)(ii)   [ ]       Rule 12h-3(b)(1)(ii)   [ ]
     Rule 12g-4(a)(2)(i)    [ ]       Rule 12h-3(b)(2)(i)    [ ]
     Rule 12g-4(a)(2)(ii)   [ ]       Rule 12h-3(b)(2)(ii)   [ ]
                                      Rule 15d-6             [ ]

Approximate number of holders of record as of the certification or notice date:  55


Pursuant to the requirements of the Securities Exchange Act of 1934 Pure Country has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:  March 11, 2003      PURE COUNTRY
                           (Registrant)


                           By:/s/
                           Lewis Eslick, President, CEO